AUTOMATIC YEARLY RENEWABLE TERM
                              REINSURANCE AGREEMENT





CEDING COMPANY:         NATIONAL LIFE OF VERMONT LIFE INSURANCE COMPANY
                        (hereinafter referred to as the Ceding Company)


REINSURER:             ___________ _________ COMPANY OF ________________
                       (hereinafter referred to as ___________)



EFFECTIVE DATE:        May 1, 1999


Commencing on the effective date, the Ceding Company will submit and ___________ agrees to accept insurance risks on plans listed in the Accepted Coverage Schedule subject to the provisions of this agreement.

This Agreement. consists of the following sections:

SECTION I            REINSURANCE RISK BASIS
SECTION II           BASIS OF REINSURANCE AND PREMIUMS
SECTION III          STANDARD PROVISIONS
SECTION IV           SPECIAL PROVISIONS
SECTION V            SCHEDULES

These sections or parts of these sections may be changed or modified only upon written agreement between the Ceding Company and ___________.


                                    SECTION I
                             REINSURANCE RISK BASIS

A. AUTOMATIC REINSURANCE

      ___________ will automatically accept reinsurance on a risk subject to the following conditions:

          1.The Ceding Company has kept amounts equal to the retention limits shown in the Retention Limits Schedule.

         2. The risk has been classified in a mortality class according to the normal underwriting rules of the Ceding Company.

         3. The Ceding Company will not change its existing underwriting, issuance or reinsurance practices in effect on the effective date of this treaty, unless the Ceding Company notifies ___________ in writing and ___________ approves in writing of such change(s).

         4. The amount to be reinsured under this agreement does not exceed the automatic acceptance limits shown in the Automatic Acceptance Limits Schedule.

         5. The total amount of life insurance applied for and in force in all companies on the risk to be reinsured does not exceed $5,000,000.

         6.  The Issue age of the life insured does not exceed 75.




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         7.  For the Express Standard program the risk has not been submitted to
             ___________ or any other Reinsurer for facultative underwriting.

         8. For the Express Standard program the substandard mortality rating assessed to the risk does not exceed Table 4 (200%) or $5.00/$1000 for two years or less on an extra-premium basis.

         9. The insurance is not the result of a group conversion, other conversion, exchange or reissue where full evidence of insurability has not been obtained.

         10. For the Express Standard program, policies less than $100,000 will not be reinsured.

         11. The applicant is a permanent resident of the U.S. or Canada.


                                    SECTION I
                                   (continued)

 B. FACULTATIVE REINSURANCE


      The Ceding Company may submit any risks on products listed in the Accepted Coverage Schedule to ___________ as part of its substandard facultative shopping program for reinsurance on a facultative basis. ___________ may decline to quote on specific facultative risks.

      In order to apply for facultative reinsurance the Ceding Company will mail to ___________ an application for reinsurance, copies of the original application, all medical examination, microscopical reports, inspection reports and all other information which the Ceding Company has pertaining to the insurability of the risk. Any other information subsequently available to the Ceding Company which is pertinent to the question of assuming the risk will be transmitted promptly to ___________. ___________ will have the option of declining or making an offer on any application for facultative reinsurance.

      ___________ will have no liability on a facultative submission of the Ceding Company until an unconditional offer to reinsure has been made in writing by ___________ and accepted by the Ceding Company as noted in their file at the time the offer is accepted. ___________'s unconditional offer will expire at the end of one hundred and twenty (120) days from the date of the unconditional offer, unless an earlier date is specified in the offer.

      The Ceding Company will submit to ___________ any additional information requested on all pending applications within ninety (90) days from ___________'s request or ___________ will close its file on the case.

      When risks are submitted to more than one reinsurer, the Ceding Company will clearly note in their file at the time the underwriting decision is made the reinsurer whose offer has been selected for that risk. This decision will be communicated to the reinsurer within a normally acceptable time frame, but not to exceed 180 days.

 C. TEMPORARY LIFE INSURANCE LIABILITY

      Temporary Life Insurance coverage is provided under this agreement in accordance with the provisions of this Section.

      The Ceding Company must have provided ___________ with a copy of it's Temporary Life Insurance Agreement and keep ___________ apprised of any significant changes made subsequent to the date of the treaty.



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      ___________ will incur liability only if it would have automatically accepted the risk in accordance with the provisions of this agreement.

      ___________ will not incur any liability under any Temporary insurance Agreement issued by the Ceding Company for a risk submitted to ___________ on a facultative basis.

The limit of ___________'s liability will be the Ceding Company's limit of temporary insurance liability reduced by the amount of insurance which the Ceding Company would retain on the life according to its retention limits as stipulated in the Retention Limits Schedule, and the amount of insurance that the Ceding Company would reinsure with other companies, if any, on said risk. In the event that there are multiple reinsurers, ___________'s position will be determined on the same basis as in determining the portion of the automatic reinsurance ___________ would receive under the treaty.

In no event will ___________'s liability exceed $1,000,000.00.


D. BASIS OF REINSURANCE AND PREMIUMS

       Life insurance will be reinsured on the Yearly. Renewable Term Plan (YRT) for the net amount at risk. The net amount at risk each year will be the reinsured net amount at risk as calculated by the Ceding Company using their normal calculations and the reinsurance amount adjusted annually. This reinsured amount will be in proportion to the Ceding Company's net amount at risk, less retention, if applicable.

       NET AMOUNT AT RISK CALCULATIONS

       UNIVERSAL LIFE:

       The amount of reinsurance for any policy year is to be determined at the beginning of such year as the excess, if any, of the amount at risk over the Retained Risk. Once determined for a particular policy year, the amount of reinsurance shall be altered only if there is a policy change effected during that year.

       The amount at risk for a particular policy is the Death Benefit less the Accumulated Value of the policy.

       The Retained Risk for a policy is determined at the original Issue Date of the policy as agreed upon by the underwriting offer made by the reinsurer and the acceptance of that offer by the ceding company

       PLANS OTHER THAN UNIVERSAL LIFE AND ANNUAL RENEWABLE TERM:

       The portion of the policy reinsured (P) will be determined at issue as the reinsured face amount divided by the total face amount. The net amount at risk reinsured will be determined at issue for the first ten years as follows:

       1) Calculate the net amount at risk reinsured for the first policy year as (P) x ((a) + (b) -- (c)) where: a = the first year Death Benefit of the policy.
           b = the first year Death Benefit of any insurance provided by the adds rider.
           c = the total projected cash value at the end of the first year, excluding any dividend payable only at the completion of the first year.

       2) Calculate the projected net amount at risk reinsured for the tenth policy year as (P) x ((a) + (b)
           +(c) - (d)) where:
           a = the tenth year Death Benefit from the base policy b = the projected tenth year Death Benefit from any insurance purchased by dividends (based on the continuation of our current dividend scale)



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          c = the projected tenth year Death Benefit from any life
              insurance rider (term, cost of living, or adds rider) d = the total projected tenth year cash value, excluding any dividend payable only at the completion of the tenth year.

       3) The net amount at risk reinsured for the intervening years will be calculated using straight line interpolation between the first year and tenth year net amount at risk reinsured values.

      Reinsurance premiums are to be paid annually in advance and will be determined as follows:

       1) For Life insurance issued as part of the Express Standard program the appropriate premium rates factors in the Premium Rates Schedule will apply.

       2) For Life insurance issued as part of the Substandard Shopping program the appropriate premium rate factors from the Premium Rates Schedules will apply.

       3) For Life Insurance risks classified with a substandard table rating by ___________ under the Substandard Shopping program, the rate table identified in the Premium Rate Schedule will be increased by 25% for each substandard table rating assigned to the risk. The appropriate factor will be applied to this resultant rate.

       4) The reinsurance premium for insurance benefits issued as a result of a continuation, as defined in Section III. D, are to be calculated using the rate based on the age at issue and duration since issue of the original insurance. For continuations occurring mid policy year an additional duration will be added if the continuation occurs closer to the next policy anniversary.

E. RATE GUARANTEE

       The reinsurance premium rates in the Premium Rate Schedule are not guaranteed for a period of more than one year. ___________ anticipates that such premiums will be continued indefinitely for all reinsurance provided. ___________ retains the exclusive right to raise the premium to be paid to ___________ by the Ceding Company to the current valuation basis net premium level required by the insurance regulators of the various states at any time.

F. PAYMENT OF REINSURANCE PREMIUMS

       Within 45 days from the close of the calendar month, the Ceding Company will forward to ___________ a statement or electronic media reflecting the premiums due and cession changes made. The Ceding Company will also remit a check for the balance due or will submit a request for payment for any net amount due
       ___________.


      If any reinsurance premium is not paid within the allotted time, ___________ may terminate the reinsurance on unpaid policies by giving the Ceding Company written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. Failure by ___________ to exercise its right under this paragraph in any specific situation will not be a waiver of ___________'s right to do so at a later date. ___________ may at its option reinstate the reinsurance at any time within sixty (60) days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims incurred between dates of termination and reinstatement. ___________ will be liable for reinsurance on only those claims incurred by the Ceding Company between the dates of termination and reinstatement that the Ceding Company disclosed at the time it requested reinstatement of such policies. All such claims will be subject to the claims provisions specified in Section III.




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

       Balances remaining unpaid by either party for more than 45 days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment.

       Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month in the Federal Reserve H15 Report.

      ___________ and the Ceding Company may exercise at any time, the right to offset any undisputed debits or credits, liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, due from either party to the other under this agreement.

G. QUARTERLY RESERVE AND VALUATION INFORMATION

      The Ceding Company will submit information for valuation and reserve calculation by the 20th of the month following the close of each calendar quarter.

H. BULK REPORTING REQUIREMENTS

      The Ceding Company will not change its existing self administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies ___________ in writing and ___________ approves of such changes.

                               STANDARD PROVISIONS

A. ERRORS AND OMISSIONS

      This Agreement will not be abrogated by the failure of either the Ceding Company or ___________ to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or ___________. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. This provision will cease five years after the termination of the last policy known to be reinsured under this agreement.

B. TERMINATIONS OF AND CHANGES TO INSURANCE RISKS

       1) The Ceding Company will notify ___________ of all policy terminations, deaths and changes that affect the reinsurance as they occur. Unearned reinsurance premiums will be refunded except that cession fees as defined in the Premium Rates Schedule are not refundable on any off anniversary termination.

       2) If the Ceding Company retains a portion of the risk on the policy(ies) reinsured under this agreement and any portion of the Ceding Company's insurance risk on the life of the insured terminates or reduces, whether or not covered by this agreement, the reinsurance will be reduced in proportion to the original policy.

       3) If the reinsured net amount at risk on any policy falls below $1,000 the cession will be terminated.

C. REINSTATEMENTS

       1) If a policy or policies that comprise the risk under which reinsurance has been retroceded automatically to ___________ lapses for nonpayment of premiums and is later reinstated in accordance with its terms, the reinsurance under such risk will be reinstated automatically by ___________ and the reinsured amount at risk reestablished at the amount reinsured prior to such lapse.

       2) If an insurance policy on a life on which reinsurance has been accepted facultatively by ___________ lapses for nonpayment of premium, copies of the application for reinstatement and any other relevant papers will be referred to ___________ for its underwriting evaluation prior to actual reinstatement by the Ceding Company. ___________ will notify the Ceding Company in writing of its underwriting decision on all such reinstatement requests.



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       3)   In connection  with all  reinstatements,  the Ceding  Company will pay to ___________  all  reinsurance premiums in arrears.

D. CONTINUATIONS

      Continuation of a policy reinsured under this agreement will remain reinsured with ___________ under this agreement or another agreement between the Ceding Company and ___________.

      For the purpose of this agreement, continuations will be defined as exchanges, conversions or reissues of any other policy that was originally reinsured with ___________.

E. FORMS

      The Ceding Company will furnish ___________ with any specimen copies of its applications, policy forms, rider forms and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and will keep ___________ informed with documentation as to any modifications or new forms under which reinsurance may be desired.

F. CLAIMS

       1) The Ceding Company will notify ___________ of each claim promptly after first receipt of such information. ___________ will be consulted before admission or acknowledgment of claim liability is made by the Ceding Company if the claim is in the contestable period.

       2) Copies of the proofs of claim obtained by the Ceding Company, together with the amount payable or paid on such claim, will be furnished to ___________ as soon as possible.

       3) ___________ will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the Insured for such benefits, and all reinsurance will be subject to the terms and conditions of the policy under which the Ceding Company will be liable.

       4) For life and accidental death claims, ___________ will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company. For a waiver of premium disability claim, ___________ will pay its share of each gross premium as the premiums are waived by the Ceding Company.

       5) ___________ agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. ___________s liability to pay interest will be discharged on the date that ___________ issues payment to the Ceding Company.

       6) ___________ reserves the right to withhold any claim payments in accordance to Section II, F.

      7) In the event the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, ___________ will share in the increase, up to ___________'s maximum limit, or reduction in the proportion that the net liability of ___________ bore to the sum of the retained net liability of the Ceding Company and the net liability of other reinsurers immediately prior to such increase or reduction. The reinsurance with ___________ will be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct age, and sex. The adjustment for the difference in premiums will be made without interest.

      8) Claims remaining unpaid for more then 30 days after the receipt of final papers will incur interest calculated from that date using the 7 year Constant Maturity Treasury Rate reported for the last working date of that-month in the Federal Reserve H15 Report.


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      9) The Ceding Company will promptly notify ___________ of its intention to contest insurance reinsured under this agreement or to assert defenses to a claim for such insurance. If ___________ agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such insurance results in the reduction of its liability, ___________ will share in such reduction in proportion to ___________'s liability. If ___________ declines to participate in the contest or assertion of defenses, ___________ will discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

       ___________ will pay its share of the unusual expenses of the contest in addition to its share of the claim itself. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases, and the salary of an officer or employee of the Ceding Company are excluded from this provision.

       If ___________ participates in the contest, in no event will ___________ participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the insurance reinsured under this Agreement. ___________ will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this Agreement if ___________ elected to join in the contest of the coverage in question. The parties recognize that circumstances may arise in which equity would require ___________, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which ___________ was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and ___________ would share such damages so assessed in equitable proportions. Routine expenses incurred in the normal settlement of uncontested claims, in the submission of interpleaders and the salary of an officer or employee of the Ceding Company are excluded from this provision.

             For purposes of this provision, the following definitions will apply:

             "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

             "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute;

             "Compensatory Damages' are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount of statute.

G. RECAPTURE PRIVILEGE

       If the Ceding Company increases its retention limits, the Ceding Company may reduce the reinsurance in accordance with the following provisions:

       1) The Ceding Company kept its full retention in accordance with the retention limits in effect when the original insurance was issued. (Refer to the Retention Limits Schedule).

       2) The Life and Waiver of Premium Benefits in the policy must have been reinsured with ___________ for a period of ten (10) years.

       3) The reduction in the reinsurance of Accidental Death Benefits will be effective on the first policy anniversary following the notice of election to recapture.

       4) The amounts recaptured from all reinsurers will be sufficient to increase the Ceding Company's retention on the risk to the new limits.

       5) If there are other reinsurers, the reduction on ___________'s risk will be determined according to ___________'s portion of the total reinsurance on the risk.



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       6)   If the reinsurance is reduced on any risk, similar reductions will be made on all risks eligible for recapture. This includes policies currently on waiver of premium claim.

H. INSPECTION OF RECORDS

       ___________ will have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

I. INSOLVENCY

       1) In the event of insolvency of the Ceding Company, ___________'s liability for claims will continue to be in accordance with the terms of the agreement. Payment of reinsurance claims less any reinsurance premiums due ___________ will be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution of the insolvency of the Ceding Company.

       2) In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give ___________ written notice of any pending claim and ___________ may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense undertaken by ___________, an equitable share of the expenses incurred by ___________ will be chargeable to the Ceding Company as part of the expense of liquidation.

       3) In the event of insolvency of either the Ceding Company or ___________, any debts or credits due the other party, whether matured or unmatured, under this Agreement or any other agreement, which exist on the date of the entry of a receivership or liquidation order, will be deemed mutual debts or credits as the case may be and will be set off and only the balance will be allowed or paid.

       4) ___________'s liability will not increase as a result of the insolvency of the Ceding Company.

J. PARTIES TO THE AGREEMENT

       This is an Agreement for indemnity reinsurance solely between the Ceding Company and ___________. The acceptance of reinsurance hereunder will not create any right or legal relation whatever between ___________ and any insured or any beneficiary under any policies of the Ceding Company which may be reinsured hereunder.

K. TERMINATION CHARGE

       If ___________ exercises its rights to terminate all new and existing inforce reinsurance as stipulated under Section II F, an appropriate charge will be determined by, and paid to, ___________. Such termination charge will be determined so as to approximate the excess of deferred acquisition expenses plus equity in unearned premium reserve over the benefit reserve plus unearned premium reserve for the business being terminated hereunder. The calculation of the components of the charge will be ___________'s usual calculation methods and will be in accordance with the GAAP principals as outlined in FAS60 or FAS97, as appropriate.

L. DURATION OF AGREEMENT

      This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements, as provided in the Reporting Requirements Schedule, the Agreement is unlimited in duration but may be amended by mutual consent of the Ceding Company and
      ___________.


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      This Agreement may be terminated as to new reinsurance by either party's giving ninety (90) days written notice to the other. However, if the Ceding Company changes its underwriting rules and ___________ does not approve of such changes in writing, this Agreement may be terminated for new business immediately by ___________. Termination as to new reinsurance does not affect existing reinsurance.

 M. ARBITRATION

       1) It is the intention of ___________ and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If ___________ or the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration.

       2) Disagreements between ___________ and the Ceding Company will be submitted to three arbitrators who must be officers of other life insurance companies. Within sixty (60) days of the date of notice of the intent to submit the dispute to arbitration, ___________ and the Ceding Company will each appoint one arbitrator and the third will be selected by these two arbitrators. If agreement cannot be reached on the selection of the third arbitrator, each arbitrator will nominate three (3) candidates within ten (10) days thereafter, two of whom the other will decline, and the decision will be made by drawing lots.

       3) The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

      4) The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearings, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators will issue a written decision. In their decision, the arbitrators will apportion the costs of arbitration, which will include but not be limited to their own fees and expenses, as they deem appropriate.

N. CURRENCY

       All currency will be payable in United States dollars.

O. CHOICE OF LAW AND FORUM

       Illinois law will govern the terms and conditions of the Agreement. In the case of an arbitration, the arbitration hearing will take place in ___________, and the Uniform Arbitration Act will control except as provided in Section III, M, of this Agreement.

P. DAC TAX ELECTION STATEMENT

       The Ceding Company and ___________ hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29,1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1991 taxable year for all amounts of consideration arising after November 14, 1991 and for all subsequent taxable years for which this agreement remains in effect.

       1) The term "party" will refer to either the Ceding Company or ___________ as appropriate.

       2) The terms used in this article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to either net consideration as defined in Treasury Reg. Section 1.848-2(f) or "gross premium and other consideration" as defined in Treasury Reg. Section 1.848-3(b) as appropriate.

       3) The party with net positive consideration for this agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of IRC Section 848(c)(1).


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P. DAC TAX ELECTION STATEMENT

      4) The Ceding Company and ___________ agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company and ___________ also agree to exchange information which may be otherwise required by the IRS.

      5) The Ceding Company will submit a schedule to ___________ by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

      6) ___________ may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of ___________'s receipt of the Ceding Company's calculation. If
            ___________ does not so notify the Ceding Company, ___________ will report the net consideration as determined by the Ceding Company in ___________'s tax return for the previous calendar year.

       7) If ___________ contests the Ceding Company's Calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date ___________ submits its alternative calculation. If the Ceding Company and ___________ reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Q. ENTIRE CONTRACT

             This agreement will constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

             Any changes or modifications to the agreement will be null and void unless made by amendment to the agreement and signed by both parties.

                                   SECTION IV

                               SPECIAL PROVISIONS


                                      NONE

By:

Signed for by:

Attest:

Date of Signatures:       12/10/99



Signed for the Ceding Company:

By:

Title:

Attest:

Date of Signatures:  12/22/99

                                    SECTION V

                                    SCHEDULES



                                RETENTION LIMITS

                              AUTOMATIC ACCEPTANCE
                            LIMITS ACCEPTED COVERAGE

                                  PREMIUM RATES

                            RETENTION LIMITS SCHEDULE

                                  LIFE BENEFITS


EXPRESS STANDARD PROGRAM

The Ceding Company will retain 20% of each risk, but not to exceed its published retention as indicated below:

Ceding company's maximum retention on any one life is $3,000,000.

Ceding companies retention is reduced to $1,000,000 for the following risks:

     (a)    Aviation -- All pilots, standard or rateable.
     (b) Hazardous Sports -- Standard or rateable. Examples are Hang Gliding; automobile racing; hot air ballooning, etc.
     (c)    Foreign Residents -- Standard or rateable.

In addition to the basic retention, the Ceding Company will separately retain $3,000,000 off Beneficiary Insurance Option (BIO) rider.

In addition to the basic retention, the Ceding Company will retain the full amounts of additional insurance provided in the following situations:

      (a) Accidental Death Benefit rider.
      (b) The Ceding Company's employee term insurance.
      (c) Additional Insurance Option (AIO) rider.
      (d) Guaranteed Issue underwriting.
      (e) Waiver of Premium (WP) rider.

On all plans other than universal life, the Ceding Company will retain, in addition to its basic retention of the additional insurance provided in the following situations:

      (a) Purchased by dividends.
      (b) Issued under the terms of a Cost of Living (COL) or other increasing term insurance rider. (c) Issued under the terms of its Adds (paid up additions) rider.


SUBSTANDARD SHOPPING PROGRAM

The Ceding Company is not required to retain any portion of these risks.

                      AUTOMATIC ACCEPTANCE LIMITS SCHEDULE


                            EXPRESS STANDARD PROGRAM

___________ will automatically accept 25% of the excess of the Ceding Companies retention on plans and riders listed in the Accepted Coverage Schedule to a maximum of $1,000,000.

                           ACCEPTED COVERAGE SCHEDULE


Accepted coverages shall include Individual and Joint Life Insurance risks written by the Ceding Company on their active life insurance portfolio as of the effective date of this agreement.

The following riders to the base coverage will be included:

Survivorship UL/VUL Plans:
Additional Protection Benefit (APB)
Policy Split Option (PSO)
Estate Preservation Rider (EPR)
Individual Term Riders
Continuing Coverage Rider (CCR)
Enhanced Death Benefit Rider (EDBR)
Automatic Increase Rider (AIR)

Survivorship VUL Plan:
Guaranteed Death Benefit (GDB)

Single Life Plans:
Flex Term Rider
Annual Premium Additions Rider (APAR)
Single Premium Additions Rider (SPAR)
Additional Protection Benefit Rider (APB)
Accelerated Benefits Rider (ABR)


Accepted coverages also include Universal Life business assumed from the Ceding Companies wholly owned subsidiary, Life Insurance Company of the Southwest.

                                               PREMIUM RATE SCHEDULE


Premiums shall be determined using the following applicable percentages of the rate tables A -- C, attached to this treaty. Rates are age nearest.


                      EXPRESS STANDARD PROGRAM
                        SINGLE LIFE PRODUCTS
                            Rate Table A
    Underwriting Class                              All Years
    Standard Non Tobacco
    Standard Tobacco

                      EXPRESS STANDARD PROGRAM
                   UL and VUL JOINT LIFE PRODUCTS
                            Rate Table B
    Underwriting Class                              All Years
    All

                      EXPRESS STANDARD PROGRAM
                   TRADITIONAL JOINT LIFE PRODUCTS
                            Rate Table C
    Underwriting Class                              All Years
    All

                    SUBSTANDARD SHOPPING PROGRAM
                        SINGLE LIFE PRODUCTS
                            Rate Table A
    Underwriting Class                              All Years
    Standard Non Tobacco
                                        Standard Tobacco

                        SUBSTANDARD SHOPPING PROGRAM
                       UL and VUL JOINT LIFE PRODUCTS

                                Rate Table B
        Underwriting Class                              All Years
        All


             SUBSTANDARD SHOPPING PROGRAM
            TRADITIONAL JOINT LIFE PRODUCTS
                                Rate Table C
      Underwriting Class                               All Years
      NonSmoker/NonSmoker
      NonSmoker/Smoker
      Smoker/Smoker


Joint life premiums for UL and VUL products are based on a frazierized "75-80" SOA Select & Ultimate Basis Mortality Table. The minimum premium rate at all ages and durations is $.15 per thousand. Joint Life premiums for traditional products are based on a Joint Equal Age (JEA). For the JEA calculation refer to
Exhibit I.

Under the Substandard Shopping Program for Joint Life business, when one life is uninsurable the rates in table A, based on the age and table rating of the insurable life, will apply.

The maximum reinsurance premium rate per $1,000 of coverage for a Joint Life policy is $____. Flat extra premiums will be increased in all policy years as follows:

      For Life insurance issued with flat extra premiums, of five years or less, the premiums will be increased in all policy years or until premiums cease or rating removed by 90% of the extra premiums applicable to the initial amount reinsured.

      For Life insurance issued with flat extra premiums of more than five years, the premiums will be increased in the initial policy years by 10% of the extra premiums and in all subsequent years by 90% of the extra premiums.

      For Joint Life business the flat extra premiums are added to the base premium rate before frazierization.

State premium tax will not be reimbursed. Recapture period is 10 years.

                                    EXHIBIT I

                           JOINT EQUAL AGE CALCUATION


Reinsurance premiums shall be based on a joint equal age of the insureds under the policy. The joint equal age shall be calculated by using the following tables in the order indicated.

                                     TABLE A

Convert all lives to Standard Non-smokers as follows, if both lives are not non smokers.

                                            Male                   Female
Preferred Non-smoker                             -1                    -1
Standard Non-smoker                              +1                    +1
Smoker                                           +6                    +4

The above Table A is for automatic policies and facultative excess policies. For policies issued under the Competitive Underwriting Program or the Table 4 program, only the smoker conversion is used.

                                     TABLE B

For Substandard Joint-Last to Die policies, a joint equal age will be calculated based on a standard rated policy; then, the Company's ratings are applied, either as a multiple of (percentage extra), or addition to (flat extra), the basic premium.
Flat and multiple extras will receive the same allowances as flat and multiple extras on individual life policies. Rating values for specific ages and ratings are shown further on in this Exhibit. It is understood that the maximum premium is $__ per thousand.


                                     TABLE C

An adjustment should be made in the ages of any females to bring them to a corresponding male age.

                            Female to Male Adjustment

                                  All Ages: -5

                                    EXHIBIT I

                           JOINT EQUAL AGE CALCUATION
                                   (continued)

                                     TABLE D

Once you have two male ages with the same underwriting and smoking class, the following table is used to determine a joint equal age.


                 Difference in Age                  Add to Younger Age


                -------------------------------------------------------
                            0                           0
                -------------------------------------------------------
                           1--2                          1
                -------------------------------------------------------
                           3--4                         2
                -------------------------------------------------------
                           5--6                          3
                -------------------------------------------------------
                           7--9                          4
                -------------------------------------------------------
                          10--12                         5
                -------------------------------------------------------
                          13--15                         6
                -------------------------------------------------------
                          16--18                         7
                -------------------------------------------------------
                          19--23                         8
                -------------------------------------------------------
                          24--28                         9
                -------------------------------------------------------
                          29--34                        10
                ------------------------------------------------------
                          35--39                        11
                ------------------------------------------------------
                          40--44                        12
                ------------------------------------------------------
                          45--47                        13
                -------------------------------------------------------
                          48--50                        14
                -------------------------------------------------------

                                    Addendum

                                     to the

              Automatic Yearly Renewable Term Reinsurance Agreement

                                     between

                         National Life Insurance Company
                               Montpelier, Vermont
                     (hereinafter called the Ceding Company)

                                       and

                          ___________ _________ Company
                                _________________
                         (hereinafter called Reinsurer)
                                 Treaty ID 2277




Effective May 1, 2000, the rates for the Accelerated Care Rider (ACR) will be corrected in Premium Rate Schedule (revised May 1, 2000). The rates attached to this addendum will be applicable; therefore, this Addendum supercedes the previous addendum.

The terms for the reinsurance of the ACR are as follows:


Reinsurance premiums are based on the appropriate premium rate in the Premium Rate Schedule.

        Premiums paid to the Reinsurer will be based on the face amount of the ACR ceded to the Reinsurer.

        Benefits paid by the Reinsurer to The Ceding Company will be its participating pool share percentage times the ratio of the Current Net Amount at Risk to the Face Amount of the Policy times the benefit paid by the Ceding Company to the Insured.

        The Reinsurer will not participate in benefits derived as a result of the inclusion of the Non Forfeiture Benefits of the policy.

This Amendment is part of the Reinsurance Agreement. All provisions in the Reinsurance Agreement will apply, except those specifically modified by this Amendment.


This addendum will be attached to and form a part of the Automatic Yearly Renewable Term Reinsurance Agreement effective May 1, 1999, between the Ceding Company and the Reinsurer.

In witness whereof, the said National Life Insurance Company, Montpelier, Vermont and the said ___________ _________ Company, ___________, have by their respective officers executed and delivered this addendum in duplicate.

                           ACCEPTED COVERAGE SCHEDULE
                              (REVISED MAY 1, 2000)

Accepted coverages shall include Individual and Joint Life Insurance risks written by the Ceding

Company on their active life insurance portfolio as of the effective date of this agreement.

The following riders to the base coverage will be included:

SURVIVORSHIP UL/VUL PLANS:
Additional Protection Benefit (APB)
Policy Split Option (PS0)
Estate Preservation Rider (EPR)
Individual Term Riders
Continuing Coverage Rider (CCR)
Enhanced Death Benefit Rider (EDBR)
Automatic Increase Rider (AIR)

SURVIVORSHIP VUL PLAN:
Guaranteed Death Benefit (GDB)

SINGLE LIFE PLANS
Flex Term Rider
Annual Premium Additions Rider (APAR)
Single Premium Additions Rider (SPAR)
Additional Protection Benefit Rider (APB)
Accelerated Benefits Rider (ABR)
Accelerated Care Rider (ACR)

Accepted coverages also include Universal Life business assumed from the Ceding Companies wholly-owned subsidiary. Life Insurance Company of the Southwest.

                              PREMIUM RATE SCHEDULE
                              (REVISED MAY 1, 2000)


           Premiums shall be determined using the following applicable percentages of the rate tables A- D, attached to this treaty. Rates are age nearest.

                                 EXPRESS STANDARD PROGRAM
                                   SINGLE LIFE PRODUCTS
                                       RATE TABLE A
         UNDERWRITING CLASS                                ALL YEARS
         Standard Non Tobacco
         Standard Tobacco

                                 EXPRESS STANDARD PROGRAM
                               ULANDVUL JOINT LIFE PRODUCTS
                                       RATE TABLE B
         UNDERWRITING CLASS                              ALL YEARS
         All

                                 EXPRESS STANDARD PROGRAM
                              TRADITIONAL JOIN LIFE PRODUCTS
                                       RATE TABLE C
         UNDERWRITING CLASS                              ALL YEARS
         All

                               SUBSTANDARD SHOPPING PROGRAM
                                   SINGLE LIFE PRODUCTS
                                       RATE TABLE A
         UNDERWRITING CLASS                              ALL YEARS
         Standard Non Tobacco
         Standard Tobacco

                                   PREMIUM RATE SCHEDULE
                                   (Revised May 1, 2000)
                                        (continued)


                               SUBSTANDARD SHOPPING PROGRAM
                              UL ARID VUL JOINT LIFE PRODUCTS
                                       RATE TABLE B
         UNDERWRITING CLASS                              ALL YEARS
         All

                 SUBSTANDARD SHOPPING PROGRAM
                              TRADITIONAL JOINT LIFE PRODUCTS
                                       RATE TABLE C
         UNDERWRITING CLASS                                  ALL YEARS
         NonsmokerlNonsmoker
         Nonsmoker/Smoker
         Smoker/Smoker

                               ACCELERATED CARE RIDER (ACR)
                                       RATE TABLE D
                               Form 7801(0199) Tax Qualified

                           Accelerated Death Benefit Rider 1 --2%
                                (California Non-Qualified)
         First year
         Renewal Years

Reinsurance premiums for the ACR benefit will be based on the face amount of the ACR ceded to the Reinsurer. The reinsurance premium rates are the Lifetime Benefit premium rate, without NFO Benefit, for the appropriate ACR benefit, 1% or 2%.

Joint Life premiums for UL and VUL products are based on a frazierized 75-80" SOA Select & Ultimate Basis Mortality Table. The minimum premium rate at all ages and durations is ____ per thousand. Joint Life premiums for traditional products are based on a Joint Equal Age (JEA) For the JEA calculation refer to
Exhibit I.

Under the Substandard Shopping Program for Joint Life business, when one life is uninsurable the rates in Table A, based on the age and table rating of the insurable life, will apply.

The maximum reinsurance premium rate per $1000 of coverage for a Joint Life policy is ______.

Flat extra premiums will be increased in all policy years as follows;

For Life insurance issued with flat extra premiums, of five years or less, the premiums will be increased in all policy years or until premiums cease or rating removed by ___ of the extra premiums applicable to the initial amount reinsured.

                              PREMIUM RATE SCHEDULE
                              (Revised May 1, 2000)
                                   (continued)


For Life insurance issued with flat extra premiums of more than five years, the premiums will be increased in the initial policy years by ___ of the extra premiums and in all subsequent years by ___ of the extra premiums.

For Joint Life business the flat extra premiums are added to the base premiums rate before frazierization.

State premium tax will not be reimbursed.

Recapture period is 10 years.

                                    ADDENDUM
                                     to the

              Automatic Yearly Renewable Term Reinsurance Agreement

                                     between

                         National Life Insurance Company
                               Montpelier, Vermont
                     (hereinafter called the Ceding Company)

                                       and


                          ___________ _________ Company
                                 ______________
                         (hereinafter called Reinsurer)
                                 Treaty ID: 2277




      Effective May 1, 1999, the attached rate extension for ages 85 through 90 will be added to
                         Schedule A for Single Life Plans.

              This Amendment is part of the Reinsurance Agreement. All provisions in the Reinsurance Agreement will apply, except those specifically modified by this Amendment.

This addendum will be attached to and form a part of the Automatic Yearly Renewable Term Reinsurance Agreement effective May 1, 1999, between the Ceding Company and the
                                   Reinsurer.

      In witness whereof, the said National Life Insurance Company, Montpelier, Vermont, and the said ___________ _________ Company, ____________ have by their respective officers executed and delivered this addendum in duplicate.

June 7, 2002


Mr. Matthew Winchester
Supervisor of Reinsurance
National Life Insurance

Thank you for prodding us regarding the addition of your new Accelerated Benefits Rider to the various agreements that we have business reinsured under.

The changes from your previous rider are as follows:

1.  The maximum benefit has been increased from $500,000 to $1,000,000.
2. The chronically ill insured may accelerate benefits after the first two policy years rather than the first five policy years.

We are agreeable to these changes and will continue paying our porportionate share of the elected benefit. The attached Accelerated Benefits Riders, Form No. 7490(0200) and Form No. 7493(0200), will be added to our various agreements effective May 1, 2001. I believe that we have three Reinsurance Agreements to add this to.

         Facultative YRT effective July 1, 1984
         Guaranteed Facultative Coinsurance effective January 1, 1980 Automatic YRT effective May 1, 1999

If this meets with your approval, please sign two copies of this letter and return one for our records